EXHIBIT 12

                             SBC COMMUNICATIONS INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               Dollars in Millions


                                                                   YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------------------

                                                     1997         1996        1995        1994          1993
                                                --------------------------------------------------------------
Income Before Income Taxes,
   Extraordinary Loss and Cumulative
   Effect of Accounting Changes*                 $  2,237     $  4,975     $ 4,383     $ 4,091      $  2,070
     Add: Interest Expense                            947          812         957         935         1,005
          Dividends on Preferred Securities            80           60           -           -             -
          1/3 Rental Expense                          130          108          77          85            81
                                                ------------ -----------  ----------- -----------  -----------

     Adjusted Earnings                           $  3,394     $  5,955     $ 5,417     $ 5,111      $  3,156
                                                ============ ===========  =========== ===========  ===========


Total Interest Charges                           $  1,067     $    947     $   957     $   935      $  1,005
Dividends on Preferred Securities                      80           60           -           -             -
1/3 Rental Expense                                    130          108          77          85            81
                                                ------------ -----------  ----------- -----------  -----------

     Adjusted Fixed Charges                      $  1,277     $  1,115     $ 1,034     $ 1,020      $  1,086
                                                ============ ===========  =========== ===========  ===========


Ratio of Earnings to Fixed Charges                   2.66         5.34        5.24        5.01          2.91


* Undistributed earnings on investments accounted for under the equity method have been excluded.